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FOR IMMEDIATE RELEASE                      CONTACT: Financial - Lauren S. Babus
---------------------                               (201)307-2100
                                                    Media- Joe Russo
                                                    (201) 307-2486

                   HERTZ REPORTS RECORD FIRST QUARTER EARNINGS
                           OF $35.4 MILLION, UP 79.6%

PARK RIDGE, NJ, April 15, 1998 - The Hertz Corporation (NYSE:HRZ), the world's largest car rental company and the largest industrial and construction equipment rental business in the U.S., reported record earnings of $35.4 million for the first quarter of 1998, up 79.6 percent from the $19.7 million reported for the same period last year. Earnings per share on a diluted basis were 33 cents per share for first quarter 1998, up from 18 cents in the first quarter of the prior year.

     Hertz also achieved record first quarter revenues of $898.8 million, up
2.3 percent from the $878.4 million reported for the same period 1997. Before the impact of changes in foreign exchange rates, the revenue increase would have been $37 million or 4.3 percent growth over the prior year.

     Domestic car rental operations reported revenues for the quarter up 3.0 percent to $601.1 million versus $583.4 in the same quarter last year.

     International car rental and leasing reported a 6.8 percent decline in revenues for the first quarter from $197.4 million in 1997 to $183.9 million in 1998. Before the impact of changes in foreign exchange rates and adjusted for



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HERTZ REPORTS RECORD QUARTER - Page 2


the franchising of previously owned locations, revenue for the quarter would have been 5.2 percent higher than 1997.

     Hertz' worldwide industrial and construction equipment rental operations generated revenues of $106.6 million for the first quarter 1998, up 18.0 percent from the $90.3 million in the first quarter last year.

     "Hertz continued to benefit from very strong domestic rent-a-car performance and from pricing improvement in Europe," said Hertz Chairman and Chief Executive Officer, Frank A. Olson.

     Speaking about Hertz' overall strategy, Olson remarked, "We are leveraging the power of the Hertz brand globally and locally in car rental, local use and insurance replacement rental, car sales, car leasing and equipment rental. The combined strength of the brand in these different business segments and its public visibility in the markets represented by each of these gives greater strength to the corporation as a whole and offers greater value to our shareholders."

     Headquartered in Park Ridge, New Jersey, Hertz operates from over
5,500 locations throughout the U.S. and in approximately 140 foreign countries.






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                              THE HERTZ CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME
                            (In Thousands of Dollars)
                                    Unaudited
                                    ---------

                                          Three Months                   As % of
                                         Ended March 31,              Total Revenue
                                     ----------------------       --------------------
                                      1998            1997         1998          1997
                                     ------          ------       ------        ------
Revenue                         $   898,796       $   878,352      100.0%       100.0%
                                 ----------        ----------      -----        -----
Expenses:
    Direct Operating                435,201           444,063       48.4%        50.5%
    Depreciation of revenue
        earning equipment           225,300           218,500       25.1%        24.9%
    Selling, General and
        Administrative              108,937           108,567       12.1%        12.4%
    Interest - net                   68,632            73,311        7.6%         8.3%
                                 ----------        ----------      -----        -----
       Total expenses               838,070           844,441       93.2%        96.1%
                                 ----------        ----------      -----        -----
Income before income taxes           60,726            33,911        6.8%         3.9%
Income taxes                         25,319            14,192        2.9%         1.7%
                                 ----------        ----------      -----        -----
Net income                      $    35,407       $    19,719        3.9%         2.2%
                                 ==========        ==========      =====        =====
Net income per share
    Basic                             $0.33             $0.18
    Diluted                           $0.33             $0.18



















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